Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contacts:

Brian K. Finneran

President

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the Fourth Calendar Quarter, Strong Net Loan Growth and Declares $0.10 Quarterly Cash Dividend

Fourth Calendar Quarter Performance Highlights

●	Net Income: Net income for the quarter ended December 31, 2022 totaled $5.3 million or $0.72 per diluted share (includes Series A preferred shares), versus $6.5 million or $1.16 per diluted share in the same period a year ago. Excluding the impact of net purchase accounting accretion, the Company’s net income was $5.1 million or $0.69 per diluted share (includes Series A preferred shares) in the quarter ended December 31, 2022 versus net income of $5.3 million or $0.93 per diluted share in the comparable 2021 quarter.
●	Pre-Provision Net Revenue: Pre-provision net revenue was $8.4 million or 1.86% of average assets for the quarter ended December 31, 2022 versus $9.4 million or 2.59% of average assets in the comparable 2021 quarter and $9.6 million or 2.28% of average assets in the prior linked quarter of 2022.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 14, 2023 to stockholders of record on February 7, 2023.
●	Financial Performance Metrics: Returns on average total assets and average stockholders’ equity were 1.18% and 12.04%, respectively, in the quarter ended December 31, 2022, versus 1.80% and 20.52% in the comparable 2021 period, and 1.39% and 13.45% in the linked 2022 quarter. The Company’s return on average tangible common equity was 13.54% in the quarter ended December 31, 2022.

●	Net Interest Income: Net interest income was $15.3 million for the quarter ended December 31, 2022, a decrease of $1.2 million, or 7.1% versus the prior linked quarter. Net interest income was $15.3 million for the quarter ended December 31, 2021.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended December 31, 2022 was 3.49% versus 4.04% in the quarter ended September 30, 2022 and 4.39% in the quarter ended December 31, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.43% in the quarter ended December 31, 2022, 3.93% in the quarter ended September 30, 2022 and 3.90% in the quarter ended December 31, 2021.
●	Balance Sheet: Assets totaled $1.98 billion at December 31, 2022 versus $1.84 billion at September 30, 2022 and $1.46 billion at December 31, 2021.
●	Capital Strength: The Bank’s Tier 1 leverage ratio was 10.34% and its Total Risk-Based capital ratio was 15.30% at December 31, 2022, each significantly above the regulatory minimums for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 8.05% at December 31, 2022, 8.41% at September 30, 2022, and 7.63% at December 31, 2021.
●	Tangible Book Value Per Share: Tangible book value per share (includes Series A preferred shares) increased to $21.66 at December 31, 2022 from $21.00 at September 30, 2022 and $19.73 at December 31, 2021.
●	Strong Lending Activity: On a linked quarter basis, the Company exhibited another quarter of strong net loan growth of $123.3 million, a 30.4% increase on an annualized basis. At December 31, 2022, the Company’s loan pipeline was approximately $142 million.

Mineola, NY – January 25, 2023 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported significant performance achievements for the quarter ended December 31, 2022 highlighted by strong loan growth in addition to record levels of assets, loans and tangible book value per share. Further, the Company’s Board of Directors approved the payment of a $0.10 per share cash dividend on both common and Series A preferred shares payable on February 14, 2023 to stockholders of record on February 7, 2023.

Earnings Summary for the Quarter Ended December 31, 2022

The Company reported net income for the quarter ended December 31, 2022 of $5.3 million or $0.72 per diluted share (includes Series A preferred shares), versus $6.5 million or $1.16 per diluted share in the comparable year ago period, representing a decrease of $1.2 million or 20.6%. Excluding the impact of net purchase accounting accretion, the Company’s net income was $5.1 million or $0.69 per diluted share (includes Series A preferred shares) in the quarter ended December 31, 2022 versus net income of $5.3 million or $0.93 per diluted share in the comparable 2021 period. In connection with the Company’s initial public offering in May 2022, average shares outstanding increased to 7,292,940 in the 2022 period from 5,562,939 in the comparable period of 2021. Returns on average assets and average stockholders’ equity were 1.18% and 12.04%, respectively, in the quarter ended December 31, 2022, versus 1.80% and 20.52%, respectively, in the comparable 2021 quarter, and 1.39% and 13.45% in the linked 2022 quarter.

The decline in net income recorded in the fourth calendar quarter of 2022 versus the comparable 2021 quarter resulted primarily from an increase in the provision for loan losses expense due to growth in the loan portfolio in the fourth calendar quarter of 2022, a decrease in gain on sale of loans and a decrease in purchase accounting accretion. Gains on the sales of the guaranteed portion of SBA loans were lower than expected in the quarter due to various factors, including the sustained reduction in SBA premiums and loan closing delays due to borrower considerations.

Net interest income remained flat at $15.3 million for the quarter ended December 31, 2022 and the comparable 2021 quarter due to compression of the Company’s net interest margin to 3.49% in the 2022 quarter from 4.39% in the comparable 2021 quarter. The yield on interest earning assets increased to 5.17% in the 2022 quarter from 4.77% in the comparable 2021 quarter, an increase of 40 basis points, offset by a 160 basis point increase in the cost of interest-bearing liabilities to 2.08% in 2022 from 0.48% in the fourth calendar quarter of 2021.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased with our results of the fourth calendar quarter of 2022 given the challenging economic environment the industry is currently experiencing.  We again demonstrated strong organic loan growth of $123.3 million, or 30.4% annualized, during the fourth quarter, while continuing to generate solid credit quality metrics as evidenced by the decrease in non-performing assets. Despite the rapid and significant rise in interest rates, we were able to increase core deposits by $278 million or 33% year over year and, excluding purchase accounting, were able to minimize NIM compression for the first three quarters of the year. Although we experienced delayed deposit pricing pressure during the fourth quarter, which resulted in an increase in our cost of funds and a reduction in net interest income, we generated quality earnings of $5.3 million for the quarter, coupled with competitive financial performance metrics as evidenced by our continued growth in tangible book value per share and an operating efficiency ratio of 49.6%. In 2023, we will continue to focus on low-cost core deposit generation, growing our lending verticals while maintaining strong credit quality, and prudent expense management. We are also progressing on the buildout and talent acquisition of the planned Hauppauge location.”

Balance Sheet Highlights

Total assets at December 31, 2022 were $1.98 billion versus $1.84 billion at September 30, 2022. Total deposits at December 31, 2022 decreased slightly to $1.52 billion compared to $1.53 billion at September 30, 2022.

The Company had $383.6 million in total municipal deposits at December 31, 2022, at a weighted average rate of 2.66% versus $416.9 million at September 30, 2022. The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace. This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs significantly lower than both consumer deposits and market-based borrowings.

Total borrowings at December 31, 2022 were $238.3 million with a weighted average rate and term of 3.92% and 4 months, respectively. At December 31, 2022 and September 30, 2022, the Company had $37.8 million of term FHLB advances outstanding. At December 31, 2022, the Company had $187.0 million in FHLB overnight borrowings outstanding at a rate of 4.61% versus $55.0 million at September 30, 2022. The Company’s Paycheck Protection Program Liquidity Facility advances declined to $8.5 million at December 31, 2022, versus $9.0 million at September 30, 2022, as the Company’s PPP loans were forgiven or repaid.

Stockholders’ equity increased to $177.6 million at December 31, 2022 from $172.6 million at September 30, 2022, resulting in an increase in tangible book value per share (includes Series A preferred shares) to $21.66 at December 31, 2022 from $21.00 at September 30, 2022. This increase was primarily due to net income earned during the fourth calendar quarter of 2022.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth of $123.3 million, a 30.4% increase on an annualized basis. For the twelve months ended December 31, 2022, the Bank’s loan portfolio grew to $1.75 billion, for an increase of 44.3% excluding PPP loans. Year over year growth was concentrated primarily in multi-family, commercial real estate and residential loans. At December 31, 2022, the Company’s residential loan portfolio (including home equity) amounted to $576.5 million, with an average loan balance of $482 thousand and a weighted average loan-to-value ratio of 57%. Commercial real estate and multifamily loans totaled $1.12 billion at December 31, 2022, with an average loan balance of $1.48 million and a weighted average loan-to-value ratio of 60%. The Company’s commercial real estate concentration ratio was 470% of capital at December 31, 2022 versus 453% of capital at September 30, 2022. At December 31, 2022, the Company’s loan pipeline was approximately $142 million.

Historically, the Bank has generated additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. With respect to the Bank’s current residential growth strategy, management expects to originate more loans to retain in its portfolio as opposed to selling into the secondary market due to the continued projected increase in interest rates. Accordingly, we continue to expect a decrease in secondary market sales on a year-over-year basis in the current interest rate environment. During the quarter ended December 31, 2022, the Company sold $8.1 million in SBA loans and recorded gains on the sale of loans held-for-sale of $578 thousand. The Company recorded gains of $1.5 million on the sale of performing residential and SBA loans in the quarter ended December 31, 2021.

During the fourth calendar quarter of 2022, the Bank recorded a provision for loan losses expense of $1.5 million. The December 31, 2022, allowance for loan losses balance was $14.4 million versus $12.8 million at September 30, 2022. The allowance for loan losses as a percent of total loans was 0.82% at December 31, 2022 versus 0.79% at September 30, 2022. The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 0.95% at December 31, 2022. At December 31, 2022, non-performing loans totaled $11.8 million of which $9.8 million represented legacy Savoy originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA. The remaining $2.0 million of non-performing loans represent primarily Hanover originated residential credits with a weighted average loan-to-value ratio of 63%.

Our SBA and USDA lending has traditionally been to customers, and secured by collateral, located primarily in our metropolitan New York trade area. However, we have now expanded our government guaranteed lending nationally and have hired lending personnel based in the Southeast to support this initiative. Increased government guaranteed lending and our ongoing expansion of C&I lending are expected to diversify our historical focus on loans secured by commercial real estate and residential properties, diversifying our balance sheet and supporting core deposit and revenue growth.

Net Interest Margin

The Bank’s net interest margin was 3.49% during the fourth calendar quarter of 2022 versus 4.39% in the comparable 2021 quarter and 4.04% in the linked 2022 quarter. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.43% and 3.90% in the quarters ended December 31, 2022 and 2021, respectively, and 3.93% in the linked 2022 quarter. Depending on future Federal Reserve interest rate decisions in early 2023, we expect margin stabilization by mid-2023 coupled with net interest income growth as the year progresses.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was 49.6% in the fourth calendar quarter of 2022 versus 46.8% a year ago.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods. While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income, adjusted net interest income, adjusted net interest margin, and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	December 31,	September 30,	December 31,
	2022	2022	2021
Assets
Cash and cash equivalents	$152,298	$149,947	$114,951
Securities-available for sale, at fair value	12,151	12,285	7,536
Investments-held to maturity	4,336	4,414	4,834

Loans, net of deferred loan fees and costs	1,746,810	1,623,531	1,277,434
Less: allowance for loan losses	(14,404)	(12,844)	(9,386)
Loans, net	1,732,406	1,610,687	1,268,048

Goodwill	19,168	19,168	19,168
Premises & fixed assets	14,886	14,462	14,895
Operating lease assets	11,409	—	—
Other assets	37,038	29,095	28,748
Assets	$1,983,692	$1,840,058	$1,458,180

Liabilities and stockholders’ equity
Core deposits	$1,128,394	$1,189,033	$849,868
Time deposits	389,256	339,073	326,883
Total deposits	1,517,650	1,528,106	1,176,751

Borrowings	238,273	101,752	113,274
Subordinated debentures	24,581	24,568	24,504
Operating lease liabilities	12,063	—	—
Other liabilities	13,497	13,048	14,272
Liabilities	1,806,064	1,667,474	1,328,801

Stockholders’ equity	177,628	172,584	129,379
Liabilities and stockholders’ equity	$1,983,692	$1,840,058	$1,458,180

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2022	12/31/2021
Interest income	$22,572	$16,616
Interest expense	7,308	1,347
Net interest income	15,264	15,269
Provision for loan losses	1,500	900
Net interest income after provision for loan losses	13,764	14,369

Loan servicing and fee income	678	690
Service charges on deposit accounts	63	63
Gain on sale of loans held-for-sale	578	1,492
Other operating income	92	130
Non-interest income	1,411	2,375

Compensation and benefits	4,332	4,939
Occupancy and equipment	1,477	1,413
Data processing	418	366
Marketing and advertising	150	33
Professional fees	683	499
Other operating expenses	1,211	1,014
Non-interest expense	8,271	8,264

Income before income taxes	6,904	8,480
Income tax expense	1,566	1,943

Net income	$5,338	$6,537

Earnings per share ("EPS"):(1)
Basic	$0.73	$1.18
Diluted	$0.72	$1.16

Average shares outstanding for basic EPS (1)	7,008,913	5,488,484
Average shares outstanding for diluted EPS (1)	7,103,911	5,583,973

(1)	Calculation includes common stock and Series A preferred stock for the quarter ended 12/31/22.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Interest income	$22,572	$19,613	$16,259	$15,941	$16,616
Interest expense	7,308	3,191	1,439	1,197	1,347
Net interest income	15,264	16,422	14,820	14,744	15,269
Provision for loan losses	1,500	2,050	1,000	500	900
Net interest income after provision for loan losses	13,764	14,372	13,820	14,244	14,369

Loan servicing and fee income	678	681	779	734	690
Service charges on deposit accounts	63	63	60	46	63
Gain on sale of loans held-for-sale	578	1,227	849	1,575	1,492
Gain on sale of investments	—	—	—	105	—
Other operating income	92	24	140	212	130
Non-interest income	1,411	1,995	1,828	2,672	2,375

Compensation and benefits	4,332	4,265	4,843	5,618	4,939
Occupancy and equipment	1,477	1,457	1,394	1,370	1,413
Data processing	418	496	374	392	366
Marketing and advertising	150	50	112	153	33
Acquisition costs	—	—	250	—	—
Professional fees	683	850	579	640	499
Other operating expenses	1,211	1,713	1,178	1,184	1,014
Non-interest expense	8,271	8,831	8,730	9,357	8,264

Income before income taxes	6,904	7,536	6,918	7,559	8,480
Income tax expense	1,566	1,712	1,585	1,699	1,943

Net income	$5,338	$5,824	$5,333	$5,860	$6,537

Earnings per share ("EPS"):(1)
Basic	$0.73	$0.80	$0.81	$1.02	$1.18
Diluted	$0.72	$0.79	$0.80	$1.00	$1.16

Average shares outstanding for basic EPS (1)	7,008,913	6,997,101	6,272,102	5,492,387	5,488,484
Average shares outstanding for diluted EPS (1)	7,103,911	7,090,117	6,371,164	5,588,716	5,583,973

(1)	Calculation includes common stock and Series A preferred stock for the quarter ended 12/31/22.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended
	12/31/2022	12/31/2021
Profitability:
Return on average assets	1.18%	1.80%
Return on average equity (3)	12.04%	20.52%
Return on average tangible equity (3)	13.54%	24.29%
Pre-provision net revenue to average assets	1.86%	2.59%
Yield on average interest-earning assets	5.17%	4.77%
Cost of average interest-bearing liabilities	2.08%	0.48%
Net interest rate spread (1)	3.09%	4.29%
Net interest margin (2)	3.49%	4.39%
Non-interest expense to average assets	1.83%	2.28%
Operating efficiency ratio	49.60%	46.84%

Average balances:
Interest-earning assets	$1,733,739	$1,381,373
Interest-bearing liabilities	1,391,875	1,106,256
Loans	1,681,460	1,253,827
Deposits	1,472,982	1,147,860
Borrowings	123,149	150,557

(1)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Represents net interest income divided by average interest-earning assets.
(3)	Includes common stock and Series A preferred stock for the quarter ended 12/31/22.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Asset quality:
Provision for loan losses	$1,500	$2,050	$1,000	$500
Net (charge-offs)/recoveries	60	(92)	—	—
Allowance for loan losses	14,404	12,844	10,886	9,886
Allowance for loan losses to total loans (1)	0.82%	0.79%	0.77%	0.77%
Allowance for loan losses to originated loans (1)(4)	0.95%	0.94%	1.00%	1.04%
Non-performing loans (2)(3)	$11,798	$13,512	$13,729	$11,953
Non-performing loans/total loans	0.68%	0.83%	0.97%	0.93%
Non-performing loans/total assets	0.59%	0.73%	0.85%	0.81%
Allowance for loan losses/non-performing loans	122.09%	95.06%	79.29%	82.71%

Capital (Bank only):
Tier 1 Capital	$182,934	$178,340	$171,753	$139,959
Tier 1 leverage ratio	10.34%	10.90%	11.64%	10.06%
Common equity tier 1 capital ratio	14.17%	15.21%	16.27%	14.76%
Tier 1 risk based capital ratio	14.17%	15.21%	16.27%	14.76%
Total risk based capital ratio	15.30%	16.32%	17.32%	15.85%

Equity data:
Shares outstanding (5)	7,299,000	7,285,648	7,296,624	5,829,569
Stockholders’ equity	$177,628	$172,584	$167,391	$134,768
Book value per share (5)	24.34	23.69	22.94	23.12
Tangible common equity (5)	158,079	153,017	147,805	115,162
Tangible book value per share (5)	21.66	21.00	20.26	19.75
Tangible common equity (“TCE”) ratio (5)	8.05%	8.41%	9.29%	7.90%

(1)	Calculation excludes loans held for sale.
(2)	Includes $1.2 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 12/31/22, 9/30/22 and 6/30/22.
(3)	Includes $1.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 3/31/22.
(4)	Calculation excludes acquired loans.
(5)	lncludes common stock and Series A preferred stock at 12/31/22.

Note: Prior period information has been adjusted to conform to current period presentation

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited,dollars in thousands, except share data)

	12/31/2022	9/30/2022	6/30/2022	3/31/2022
Loan distribution (1):
Residential mortgages	$550,161	$488,692	$407,328	$400,686
Multifamily	590,530	575,061	479,366	389,262
Commercial real estate	533,442	485,891	447,618	402,780
Commercial & industrial	46,162	46,285	56,932	72,501
Home equity	26,358	27,566	24,520	23,810
Consumer	157	36	13	2

Total loans	$1,746,810	$1,623,531	$1,415,777	$1,289,041

Sequential quarter growth rate	7.59%	14.67%	9.83%	0.91%

Loans sold during the quarter	$8,047	$19,342	$9,490	$16,233

Funding distribution:
Demand	$199,556	$219,225	$220,357	$197,118
N.O.W.	536,092	582,457	542,391	508,841
Savings	107,275	128,927	104,826	65,530
Money market	285,471	258,424	183,703	172,506
Total core deposits	1,128,394	1,189,033	1,051,277	943,995
Time	389,256	339,073	298,272	286,247
Total deposits	1,517,650	1,528,106	1,349,549	1,230,242
Borrowings	238,273	101,752	56,963	75,823
Subordinated debentures	24,581	24,568	24,554	24,541

Total funding sources	$1,780,504	$1,654,426	$1,431,066	$1,330,606

Sequential quarter growth rate - total deposits	(0.68)%	13.23%	9.70%	4.55%

Period-end core deposits/total deposits ratio	74.35%	77.81%	77.90%	76.73%

Period-end demand deposits/total deposits ratio	13.15%	14.35%	16.33%	16.02%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
Tangible common equity
Total equity (2)	$177,628	$172,584	$167,391	$134,768	$129,379
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(381)	(399)	(418)	(438)	(459)
Tangible common equity (2)	$158,079	$153,017	$147,805	$115,162	$109,752

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$158,079	$153,017	$147,805	$115,162	$109,752
Total assets	1,983,692	1,840,058	1,609,757	1,476,681	1,458,180
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(381)	(399)	(418)	(438)	(459)
Tangible assets	$1,964,143	$1,820,491	$1,590,171	$1,457,075	$1,438,553
TCE ratio (2)	8.05%	8.41%	9.29%	7.90%	7.63%

Tangible book value per share
Tangible equity (2)	$158,079	$153,017	$147,805	$115,162	$109,752
Shares outstanding (2)	7,299,000	7,285,648	7,296,624	5,829,569	5,562,799
Tangible book value per share (2)	$21.66	$21.00	$20.26	$19.75	$19.73

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock at 12/31/22.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended December 31, 2022 and 2021

(unaudited, dollars in thousands)

	2022			2021
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,681,460	$21,979	5.19%	$1,253,827	$16,381	5.18%
Investment securities	16,509	212	5.09%	15,634	155	3.93%
Interest-earning cash	29,281	275	3.73%	106,660	38	0.14%
FHLB stock and other investments	6,489	106	6.48%	5,252	42	3.17%
Total interest-earning assets	1,733,739	22,572	5.17%	1,381,373	16,616	4.77%
Non interest-earning assets:
Cash and due from banks	10,614			8,264
Other assets	52,493			49,011
Total assets	$1,796,846			$1,438,648

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$910,732	$4,763	2.07%	$609,251	$366	0.24%
Time deposits	357,994	1,547	1.71%	346,448	491	0.56%
Total savings and time deposits	1,268,726	6,310	1.97%	955,699	857	0.36%
Borrowings	98,576	664	2.67%	126,058	160	0.50%
Subordinated debentures	24,573	334	5.39%	24,499	330	5.34%
Total interest-bearing liabilities	1,391,875	7,308	2.08%	1,106,256	1,347	0.48%
Demand deposits	204,256			192,161
Other liabilities	24,793			13,834
Total liabilities	1,620,924			1,312,251
Stockholders’ equity	175,922			126,397
Total liabilities & stockholders’ equity	$1,796,846			$1,438,648
Net interest rate spread			3.09%			4.29%
Net interest income/margin		$15,264	3.49%		$15,269	4.39%